Exhibit 12.1

JANUS CAPITAL LAW GROUP

June 16, 2022

Nevada Canyon Gold Corp.

316 California Avenue, Suite 543

Reno, NV 80509

Re: Nevada Canyon Gold Corp. – Form 1-A Offering Statement

Ladies and Gentlemen:

We are acting as legal counsel to Nevada Canyon Gold Corp., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), of the Company’s Offering Statement on Form 1-A (the “Offering Statement”). The Offering Statement covers up to 12,500,000 Units each of which consists of (i) one share of the Company’s common stock and (ii) one warrant to purchase one share of the Company’s common stock at a purchase price of $1.20 (the “Units”). The purchase price for each Unit is $0.80 per Unit.

In our capacity as such counsel, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction, of the Offering Statement, the form of Subscription Agreement, the form of the Warrant Agreement, the Articles of Incorporation, and such company records, documents, certificates and other agreements and instruments as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures (including endorsements), the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of the Company and its directors, officers, and other representatives and of public officials and others.

On the basis of such examination, we are of the opinion that:

1.	The common shares underlying the Units have been duly authorized by all necessary action of the Company; and

2.	When issued and sold by the Company against payment therefor, the shares underlying the Units will be legally and validly issued, fully paid and non-assessable.

The information set forth herein is as of the date hereof. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Units, the shares underlying the Units or the Offering Statement.

We hereby consent to the use of our name in the Offering Statement and we also consent to the filing of this opinion as an exhibit thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Janus Capital Law Group
Janus Capital Law Group